Exhibit 10.3

June 25, 2002

Mr. James Donegan
20650 4th Street, Unit 1
Saratoga, CA 95070

Dear Jim,

We are pleased to confirm our offer of employment and your acceptance to join Genesis Microchip Inc., as Interim Chief Executive Officer effective today. The entire terms of our offer of employment (the “Offer”) are outlined below.

Your starting salary will be $22,917 per month and will be paid in accordance with the company’s normal payroll practice (currently salary is paid semi-monthly), less applicable withholding taxes. You will also participate in our annual cash bonus program for the current fiscal year. Under this plan, you will have a target bonus of 50% of your annual base salary. Bonuses are earned based upon achievement of individual and/or corporate objectives to be determined by the Board of Directors (the “Board”). Since you have joined the company after the start of our 2003 fiscal year, any earned bonus would be prorated accordingly. As a company officer, you will also receive a $600 per month car allowance. In addition, subject to approval of the Board, you will receive a stock option from Genesis for the purchase of 200,000 shares of common stock. The option will be exercisable at a price equal to the closing price of our common stock on the Nasdaq National Market on the date prior to the date the option is approved by the Board of Directors and will vest as follows: with respect to 25% of the underlying shares, one year from the date of this letter, and with respect to the remaining underlying shares,  1/36th each month thereafter, so that the option will be fully vested four years from the date of this letter subject to your continuing employment on each of the respective vesting dates. In the event of a sale or merger of the Company in which the Company’s stockholders do not control more than 50% of the voting equity of the acquiring or surviving entity, the vesting of the option will accelerate so that an additional 50% of the underlying shares that have not yet vested will become fully vested and exercisable. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

One of the conditions of employment with us is that you sign an At-Will Employment, Confidential Information, Invention Assignment and ArbitrationAgreement (“Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees over $200.00. We have enclosed the Confidentiality Agreement herewith and would ask that you sign and return it, along with one copy of your acceptance of our offer, to the Human Resources in the Alviso office. You may not begin employment with us until we receive a signed (i) Confidentiality Agreement and (ii) acceptance of this offer of employment.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

Your employment with Genesis is at-will. This means that neither you nor Genesis has entered into a contract regarding the duration of your employment. You are free to terminate your employment with Genesis at any time, with or without reason. Likewise, Genesis has the right to terminate your employment, or otherwise discipline, transfer, demote you or otherwise alter the terms and conditions of your employment at any time, with or without cause, and with or without notice, at the discretion of Genesis.

In addition, you will also be entitled to participate in our extensive group benefits plan (as amended from time to time). This plan currently encompasses Medical Coverage, Prescription Drug Coverage, Dental Coverage, Group Life Insurance, Accidental Death and Dismemberment, Long Term Disability, Short Term Disability, Vision Care Coverage, 401k Plan, Employee Stock Purchase Plan (not eligible until July 1, 2002 enrollment date) and our Cafeteria Plan.

To formally accept the Company’s offer of employment, please sign and date this letter in the spaces provided below. This letter, along with the Confidentiality Agreement and any other agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if you do not commence your employment as of today, June 25, 2002.

If you have any additional questions, please let us know. We look forward to having you on the Genesis team!

Yours truly,

Ken Murray
Vice President, Human Resources

Name: James Donegan	Date

Start Date: June 25, 2002

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